PRESS RELEASE
FOR RELEASE AUGUST 9, 2013 AT 5:00 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER ENDED JUNE 30, 2013
(Announces Adoption of Stock Repurchase Program)

Baltimore:   Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized net income of $102,700 for the quarter ended June 30, 2013, as compared to net income of $102,400 for the same quarter in 2012. This represented earnings per common share of $0.08 for the three months ended June 30, 2013 as compared to $0.07 per common share for the same period ended June 30, 2012.

Thomas K. Sterner, Chief Executive Officer, stated that for the three months ended June 30, 2013, net interest income decreased by $18,500, or 1.7%, from $1,100,500 for the three months ended June 30, 2012 to $1,082,000 for the three months ended June 30, 2013. The provision for loan losses decreased by $138,000, from $105,200 for the three months ended June 30, 2012 to a negative provision of $32,800 for the three months ended June 30, 2013, primarily due to net recoveries during the period compared to net charge-offs for the comparable period in the previous year and a decrease in non-accrual loans. Non-interest income decreased $114,400, or 65.4%, for the three months ended June 30, 2013, from $174,900 for the three months ended June 30, 2012 to $60,500 for the three months ended June 30, 2013. This was primarily due to realizing a gain on the sale of investment securities of $114,100 during the three months ended June 30, 2012. Non-interest expense increased by $7,700, or .7%, for the three months ended June 30, 2013, from $1,031,800 for the three months ended June 30, 2012 to $1,039,500 for the three months ended June 30, 2013.

Mr. Sterner also stated that for the six months ended June 30, 2013, net interest income decreased by $66,600, or 3.0%, from $2,225,500 for the six months ended June 30, 2012 to $2,158,900 for the six months ended June 30, 2013. The provision for loan losses decreased by $190,100, from $178,200 for the six months ended June 30, 2012 to a negative provision of $11,900 for the six months ended June 30, 2013, primarily due to the level of net charge-offs during the period compared to net charge-offs for the comparable period in the previous year and a decrease in non-accrual loans. Non-interest income decreased $62,900, or 25.4%, for the six months ended June 30, 2013, from $248,100 for the six months ended June 30, 2012 to $185,200 for the six months ended June 30, 2013. This was primarily due to realizing a gain on the sale of investment securities of $114,100 during the six months ended June 30, 2012, as compared to $43,300 for the six months ended June 30, 2013. Non-interest expense increased by $49,300, or 2.4%, for the six months ended June 30, 2013, from $2,094,900 for the six months ended June 30, 2012 to $2,144,200 for the six months ended June 30, 2013.

At June 30, 2013, total assets decreased by $3.8 million to $165.9 million at June 30, 2013 from $169.7 million at December 31, 2012.  The decrease in assets for the six months ended June 30, 2013 was due mainly to a $4.9 million decrease in cash and cash equivalents from $18.2 million at December 31, 2012 to $13.3 million at June 30, 2013.  Offsetting this was an increase of $1.8 million in loans receivable, net, from $114.2 million at December 31, 2012 to $116.0 million at June 30, 2013.

Non-accrual loans totaled $3.0 million at June 30, 2013 compared to $4.9 million at December 31, 2012. The total decrease of $1.9 million in non-accrual loans is primarily due to three troubled debt restructured loans that had previously been on non-accrual status but are now accruing interest due to the borrowers abiding by the payment terms of the restructured loan for more than six months. Net loan recoveries amounted to $32,800 during the three months ended June 30, 2013, compared to net loan charge-offs of $105,200 during the three months ended June 30, 2012. As of June 30, 2013, non-accrual loans included three troubled debt restructured loans totaling $1.4 million, sixteen owner-occupied one-to-four family residential loans totaling $1.0 million, five non-owner occupied one-to-four family residential loans totaling $284,300 and three home equity lines of credit totaling $291,200.  As of December 31, 2012, non-accrual loans included six troubled debt restructured loans totaling $3.3 million, twenty-one one-to-four family residential loans totaling $1.5 million and  two home equity lines of credit totaling $92,100. At June 30, 2013 the allowance for loan losses was $1.35 million, or 1.15% of the total loan portfolio as compared to $1.395 million, or 1.21% of the total loan portfolio as of December 31, 2012.

Other real estate owned totaled $1.8 million at June 30, 2013 compared to $1.7 million at December 31, 2012.  Other real estate owned at June 30, 2013 and December 31, 2012 consisted of one luxury residential property that was a speculative construction loan (totaling $1.7 million at June 30, 2013 and $1.6 million at December 31, 2012) and one non-owner occupied property (totaling $45,100 at June 30, 2013 and $49,600 at December 31, 2012).

The Company’s consolidated equity, all of which is tangible, was $27.9 million at June 30, 2013 compared to $29.3 million at December 31, 2012. The decrease was primarily due to the Company’s repurchase of 77,800 shares of its stock during the six months ended June 30, 2013. The Bank remains well capitalized with a Tier 1 Leverage ratio, Tier 1 Risk-Based Capital ratio and Total Risk-Based Capital ratio of 14.41%, 25.69% and 26.94%, respectively, as compared to 14.02%, 24.70% and 25.95%, respectively for the same measures as of December 31, 2012.

Mr.Sterner also announced that the board of directors has approved a stock repurchase program in which the Company may repurchase up to 10%, or up to 142,830 shares of the Company’s outstanding stock. He noted that the Company had received a letter of non-objection from the Federal Reserve Bank of Richmond with regards to the program. Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. Repurchases will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company.

 Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.
Consolidated Statements of Financial Condition
(unaudited)

	June 30, 2013	December 31, 2012
	(in thousands)	(in thousands)
ASSETS

Cash and due from banks	$384	$332
Interest-bearing deposits in other banks	12,883	17,846
Investment securities	25,010	26,221
Loans, net	116,049	114,248
Other real estate owned	1,755	1,660
Other assets	9,782	9,396
Total Assets	$165,863	$169,703

	June 30, 2013	December 31, 2012
	(in thousands)	(in thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$115,550	$118,981
Advances from the Federal Home Loan Bank	20,000	20,000
Advances by borrowers for taxes and insurance	1,617	706
Other liabilities	767	733
Total Liabilities	137,934	140,420
Stockholders' Equity	27,929	29,283
Total Liabilities & Stockholders' Equity	$165,863	$169,703

FRATERNITY COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income
Loans	$1,400	$1,443	$2,810	$2,911
Investment Securities	169	259	348	535
Other	13	14	24	26
Total Interest Income	1,582	1,716	3,182	3,472

Interest Expense
Deposits	348	445	722	907
Borrowings	152	171	301	340
Total Interest Expense	500	616	1,023	1,247

Net Interest Income	1,082	1,100	2,159	2,225

Provision for Loan Losses	(33)	105	(12)	178

Net Interest Income after Provision for Loan Losses	1,115	995	2,171	2,047

Noninterest Income	61	175	185	248
Noninterest Expense	1,040	1,032	2,144	2,095

Net Income Before Income Taxes	136	138	212	200

Income Tax Expense	33	36	44	46

Net Income	$103	$102	$168	$154